Exhibit 10.2

ADVISORY AGREEMENT dated as of November 6, 2006, between Oxis International, Inc., a Delaware corporation (the “Company”), and Ambient Advisors LLC (the “Advisor”).

The Company desires to retain the Advisor to provide management and advisory services to the Company, and the Advisor desires to perform such management and advisory services for the Company, in each case, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1. Retention of Advisor. The Company hereby retains the Advisor, and the Advisor hereby accepts such retention by the Company, upon the terms and conditions hereinafter set forth. The Advisor shall perform all such services as an independent contractor to the Company and not as an employee, agent or representative of the Company.

2. Term. The retention of the Advisor hereunder shall be for a period (the “Initial Term”) that commenced on October 15, 2006 (the “Commencement Date”) and shall end on October 15, 2009 or such earlier date provided in this Section 2. The Initial Term will be extended automatically for additional one-year periods (each an “Additional Term,” together with the Initial Term, the “Term”). This Agreement shall automatically terminate prior to October 15, 2009 or the expiration of any Additional Term upon the first to occur of (i) the death or disability of Mr. Gary M. Post, Managing Director of the Advisor, (ii) the resignation by the Advisor following the delivery by it to the Company of ten days’ advance written notice of such resignation or (iii) termination by the Company following the delivery to the Advisor of 60 days’ advance written notice from the Company’s Board of Directors of its intention to terminate the Agreement.

3. Duties. During the Term, the Advisor shall advise the Company and provide management services in the areas of (a) strategic planning, (b) financial planning and budgeting, (c) investor relations, (d) corporate finance (including advising on new capital formation and mergers and acquisitions), (e) day to day operational management and (f) such additional roles and responsibilities as the Advisor and the Company shall mutually agree. The parties acknowledge that Mr. Gary M. Post shall perform substantially all of the services of the Advisor under this Agreement, and that although he will not formally be named an officer of the Company, he will be empowered to sign checks and enter into contracts on the Company’s behalf in the capacity of “Acting Chief Operating Officer.” The Advisor shall report directly to, and shall reasonably update, the CEO or his designee on the status of each project, and shall reasonably coordinate its efforts with members of management, the Board of Directors and other advisors and consultants to the Company.

4. Time to be Devoted to Services. During the Term, the Advisor agrees to spend approximately one-third (1/3) of the Advisor’s working time to the provisions of services hereunder.

5. Compensation.

(a) Advisory Fee. The Company shall pay to the Advisor an advisory fee of $83,333 per annum. The advisory fee initially will be payable quarterly in advance in the form of either the Company’s common stock (“Common Stock”), at a price equal to 85% of the “Market Price” for the Company’s common stock, which shall equal the average of the closing price for the five trading days prior to the date that the issuance is authorized by the Board of Directors. In lieu of receiving Common Stock for such payments, the Advisor may elect to receive that number of ten year Warrants (with cashless exercise provisions) equal to 1.5 times the number of shares of Common Stock that would otherwise be received, at an exercise price equal to the Market Price. The first installment, representing $20,833 of the annual advisory fee, and payable at the Advisor’s election in the form of warrants described in the foregoing sentence, will be made as soon as practicable after the execution of this Agreement, and thereafter, will be paid on the dates that are three months, six months and nine months from the date hereof, and quarterly thereafter for the duration of the Term. Notwithstanding the foregoing, once the Company has raised at least $2.5 million in one or more financings (equity, debt or convertible debt, in addition to the financing closed on October 27, 2006) or in a strategic transaction (a “Qualifying Financing”), the Advisor may elect, at any time, in lieu of receiving a quarterly issuance of stock (or warrants in lieu thereof), to receive the advisory fee in cash, payable monthly on the Corporation’s regular pay cycle for professional employees. All shares of Common Stock issuable to the Advisor under this Agreement (if not otherwise registered pursuant to an existing stock option plan covered by a registration statement on Form S-8), or upon the exercise of the warrants to be issued in lieu thereof, shall have the benefit of piggyback registration rights, pursuant to a Registration Rights Agreement to be executed by the Company and the Advisor (the “Registration Rights Agreement”); provided, however, that the failure to execute such a Registration Rights Agreement shall not limit the Advisor’s piggyback registration rights hereunder. Following the Initial Term, the Board shall in accordance with its customary review of executive management and consultants’ compensation, review Advisor’s annual advisory fee and make adjustments the Board (or its Compensation Committee) feels are appropriate, but in any event Advisor’s base compensation shall not be lower than $250,000 (on a full-time annual basis).

(b) Other and Additional Compensation.

(i) Annual Bonus. During the Term, the Advisor shall receive an annual bonus based upon the attainment of agreed upon goals and milestones as determined by the Board and its Compensation Committee. During the remainder of calendar year 2006, the Advisor’s bonus shall be pro rated on an annual bonus rate in the range of 25% to 50% of the advisory fee, and the bonus for subsequent years of the Term shall be in a similar target range. Additional bonus calculations and payments determined by the Board and the Compensation Committee shall be made based upon (i) increases in the Company’s sales and reductions in its expenses, improvements in operations, and completion of a merger with Biochek and integration of its operations with those of the Company, (ii) successful financings an/or strategic transactions completed, taking into account the aggregate amount of funds raised for the Company and (iii) performance of the trading price of the Company’s Common Stock. The bonuses payable hereunder shall be paid in cash, although at the Advisor’s sole option, they may be paid in stock (or in the form of ten year warrants with cashless exercise provisions, with 1.5 times the number of warrants to be issued in lieu of the number of shares of Common Stock), based upon the average of the closing bid and asked prices for the 5 trading days immediately prior to the awarding to the Advisor of the bonus for a particular year (which shall also be the exercise price of the warrants, if the Advisor elects to receive warrants). The Advisor shall make its election no more than ten (10) days following notification by the Company of the bonus award, and the failure to make timely election shall mean that the Advisor shall receive the bonus in the form of cash.

(ii) Warrants. As soon as practicable following execution of this Agreement, the Company shall issue to the Advisor ten year warrants to purchase 550,000 shares of Common Stock (the “Warrants”), at an exercise price equal to the Market Price. The Warrants shall have a cashless exercise provision and otherwise shall be in form mutually satisfactory to the parties. The Warrants will vest as follows: 275,000 Warrants in four equal quarterly installments commencing on the date that is three months from the Commencement Date and every three months thereafter, (iii) and the remaining 275,000 Warrants in eight quarterly installments over the subsequent two years and (iv) for an exercise price equal to the average of the closing bid and asked prices for the Common Stock on the trading day immediately prior to the date of the execution of this Agreement.

(iii) Additional Compensation. The foregoing establishes the minimum compensation during the Term and shall not preclude the Board from awarding the Advisor a higher salary or any additional bonuses or stock options in the event of a successful financing or strategic transaction or otherwise, and in any event, in the discretion of the Board.

(iv) Sign-on Bonus. As a sign-on bonus and as soon as practicable following execution of this Agreement, the Advisor shall be granted non-qualified options for the purchase of up to 333,333 shares (the “Initial Option Grant”) of Common Stock under the Company’s existing stock option plan (the “Plan”). The terms of the grant, including the vesting schedule and exercise price of the Initial Option Grant, shall be as set forth in a separate option agreement executed by and between the parties and will provide, among other things, (i) for cashless exercise provisions and (ii) for the vesting in six equal installments, commencing on the date that is 30 days after the Commencement Date, through the 180th day after the Commencement Date. The options issued under this Section 5(b)(iv) will vest monthly in six equal installments, commencing on the date that is 30 days after the Commencement Date, through the 180th day after the Commencement Date. Subsequent stock option grants, including an annual grant in 2007, will be determined annually by the Board and the Compensation Committee, taking into account the previous year’s performance of the Company’s Common Stock, sales, revenue and income performance, as well as the frequency and success of financings and/or strategic transactions.

6. Business Expenses: Benefits. The Company shall reimburse the Advisor in cash, in accordance with its practice from time to time, for all reasonable and necessary travel, entertainment and other expenses and other disbursements incurred by the Advisor for or on behalf of the Company in the performance of the Advisor’s duties hereunder. The Advisor shall provide such appropriate documentation of expenses and disbursements as may from time to time be required by the Company. Any travel expenses in excess of $1,000 for any one trip must be pre-approved by the CEO.

The Company shall have no obligation to provide any benefits to Advisor or to Gary M. Post, including without limitation, any health, life or disability benefits.

7. Indemnification; Insurance. The Company will indemnify the Advisor for its actions in the capacity as a Advisor hereunder (other than resulting from the Advisor’s gross negligence or willful misconduct) and Gary M. Post for his actions as a director of the Company and any of its subsidiaries to the full extent permitted by law and as provided in the Company’s Certificate of Incorporation and by-laws. The Company also will include the Advisor and Gary M. Post on its existing Directors and Officers liability insurance policy, which the Company represents is for a customary amount for similar public companies in the life sciences industry.

8. Termination Payments. If the Company terminates this Agreement pursuant to Section 2(iii) without Cause after the six month anniversary of the date of this Advisory Agreement, Advisor shall receive an amount equal to twelve (12) months of the advisory fee for the then current Term in a lump sum payment and all outstanding stock options shall become fully vested and the warrants vested as of the date of termination and the stock options shall remain exercisable through their respective expiration dates. If the Company terminates this Agreement pursuant to Section 2(iii) without Cause prior the six month anniversary of the date of this Advisory Agreement, Advisor shall be paid any expenses due to him and all vested stock options and warrants shall remain exercisable through their respective expiration dates. “Cause” shall mean means (i) willful malfeasance or willful misconduct by the Advisor in connection with the performance of its duties hereunder; (ii) the Advisor’s gross negligence in performing any of its duties under this Agreement; (iii) the Advisor’s or Gary M. Post’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any felony; (iv) the habitual drunkenness or use or possession of illegal drugs by Gary M. Post while performing the Advisor’s duties under this Agreement or excessive absenteeism not related to illness; (v) the Advisor’s material breach of any written policy applicable to all employees and Advisors adopted by the Corporation; or (vi) material breach by the Advisor of any of its agreements in this Agreement having a material detrimental impact on the Company after written notice and a reasonable opportunity to cure of not less than 30 days.

If the Company terminates this Agreement pursuant to Section 2(iii) for Cause, the Company will only be required to give ten (10) days’ prior notice (other than pursuant to Section 8(a)(vi), for which the notice requirement is 30 days), stating in reasonable detail the Board’s understanding of the facts leading to the determination of Cause, and in such event the Advisor shall not be entitled to any further payments of its advisory fee hereunder, and any unexercised stock options shall expire.

If the Advisor resigns pursuant to Section 2(ii), for whatever reason, or if Gary M. Post dies or becomes disabled, the Advisor (or its successors or assigns) shall not be entitled to any further payments of the advisory fee hereunder, all unvested stock options and warrants shall expire, and all vested stock options and warrants shall remain exercisable until their respective expiration dates. “Disability” shall mean the incapacity of Gary Post due to physical or mental illness that results in the Advisor’s being unable to substantially perform its duties hereunder for six consecutive months (or for six months out of any nine-month period). During a period of Disability, the Advisor shall continue to receive the advisory fee hereunder.

9. Corporate Opportunities; Intellectual Property.

(a) The Advisor acknowledges that by virtue of its efforts as a Advisor hereunder to the Company and of Gary M. Post’s serving as a director, the Advisor may become aware of confidential information identified as such in writing by the Company relating to the Company’s business opportunities and potential acquisitions of companies and or technologies/compounds (“Confidential Information”), and that the Advisor will not, during the Term and for a period of 6 months thereafter (the “Restricted Period”), directly or indirectly use any such Confidential Information for its own benefit or for the benefit of any third person other than the Company or its affiliates or enter into or negotiate a transaction with any person that was the subject of the Company’s business opportunity or potential acquisition without the prior written approval of the Company or following an express decision by the CEO or the Board not to pursue the specific business opportunity or potential acquisition. The foregoing limitation shall not apply to the Advisor after the end of the Restricted Period. The restrictions set forth in this Section 9 are in addition to any of the fiduciary obligations of Gary M. Post to the Company by virtue of his being a director of the Company.

(b) Notwithstanding the foregoing, the Company acknowledges that the Advisor may pursue its own independent business interests and activities during the Restricted Period, including those relating to life sciences and medical technologies, which the Company acknowledges are not business opportunities of the Company and, therefore, which may be pursued by the Advisor on its own or in association with others independently of the Company during the Restricted Period. The Advisor is under no obligation hereunder to identify specific potential business opportunities or acquisitions for the Company. However, once the Advisor informs the Company of a potential opportunity during the Term, it may not independently pursue that opportunity during the Restricted Period without the prior written approval of the Company or following an express decision by the CEO or the Board not to pursue the specific business opportunity or potential acquisition.

(c) Any material or other work which may be subject to copyright or patent, and which is conceived, derived, made or written by the Advisor in connection with the Confidential Information shall be deemed a “work for hire,” (and is herein referred to as a “Development”). As between the Advisor and the Company, Advisor acknowledges that all Developments will be the sole and exclusive property of the Company and shall also be deemed Confidential Information under this Agreement. The Advisor further acknowledges the Company may in turn negotiate with any third party regarding their respective ownership rights to such Developments. The Advisor shall execute such documents as may be necessary to vest in the Company or any third party, if applicable, all right, title and interest in and to the Developments. The Company (or a third party, if applicable) will pay all costs and expenses associated with any applications and the transfer of title to Developments, including paying the Advisor’s reasonable attorneys’ fees for reviewing such documents and instruments presented for execution.

(d) Notwithstanding the foregoing, the assignment by the Advisor to the Company (or a third party, if applicable) of Developments, as well as the right to apply for and obtain patents and/or registered copyrights on the same, shall be expressly limited to those specifically involving the Confidential Information relating to such projects as mutually agreed upon by the parties hereto, and shall specifically not include (i) any right, license or interest of the Company to general concepts, formats, methods, testing techniques, study designs, computer software or other procedures utilized or designed by the Advisor in performing its duties hereunder, or any general inventions, discoveries, improvements, or copyrightable materials relating thereto, nor (ii) any patentable or copyrightable materials which can be shown by competent proof not to concern the subject matter of the Confidential Information, or, which predate this Agreement or the Advisor’s receipt of the Confidential Information, or (iii) any intellectual property relating to the Advisor’s current activities.

(e) The Advisor agrees that this Section 9 may be enforced by the Company by injunction, or other equitable relief, without prejudice to any other rights and remedies that the Company may have under this Agreement and without the posting of any bond.

10. Legal Expenses. The costs of the Advisor’s counsel, Adam Eilenberg related to the negotiation, preparation and review of this Agreement, in the amount of $2,500, shall be paid by the Corporation, in the form of shares of Common Stock, based on a price equal to 85% of the Market Price, and shall be issued to Adam Eilenberg. Any shares issued pursuant to the foregoing sentence shall have the same registration rights as those being provided to Advisor hereunder and pursuant to the Registration Rights Agreement.

11. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to:

OXIS International, Inc.
323 Vintage Park Drive, Suite B
Foster City, California 94404
Attention: Chairman of the Board

if to the Advisor, to:

Ambient Advisors LLC
Box 24976
Los Angeles, CA 90024
Attention: Gary M. Post

or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received in the case of personal delivery, on the date of such delivery, in the case of nationally-recognized overnight courier, on the next business day after the date when sent, in the case of telecopy transmission, when received, and in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

12. Binding Agreement; Benefit. Subject to Section 16, the provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties.

13. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California (without giving effect to principles of conflicts of laws).

14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other breach.

15. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect thereto. This Agreement may be amended only by and agreement in writing signed by the parties.

16. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Company may assign this Agreement to any of its subsidiaries.

18. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Advisory Agreement as of the date first written above.

                            OXIS INTERNATIONAL, INC.

                        By: /s/ Marvin S. Hausman, M.D.
                            Name:
                         Title:

                            AMBIENT ADVISORS LLC

                        By:/s/ Gary M. Post
                              Gary M. Post